UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Croghan Bancshares, Inc.

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CROGHAN BANCSHARES, INC.

323 CROGHAN STREET

FREMONT, OHIO 43420

July 27, 2011

NOTICE OF CANCELLATION OF

AUGUST 9, 2011 SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholders:

I am writing to inform you that the Special Meeting of Shareholders (the “Special Meeting”) of Croghan Bancshares, Inc. (“Croghan”), which was scheduled to be held on August 9, 2011, has been cancelled.

As described in the Proxy Statement mailed to shareholders on or about June 28, 2011, the Special Meeting was called for the purpose of considering and voting on a proposal to adopt an amendment to Article FOURTH of Croghan’s Amended Articles of Incorporation (the “Articles”) to authorize Croghan to issue up to 50,000 preferred shares. The primary objective of the proposed amendment to Article FOURTH was to enable Croghan to participate in the Small Business Lending Fund (the “SBLF”) adopted by the United States Department of the Treasury (the “Treasury”) under the Small Business Jobs Act of 2010.

After further review of the SBLF program and Croghan’s potential utilization of the proceeds that would be received under the program, the Board of Directors of Croghan has decided not to participate in the SBLF. As a result, we are in the process of withdrawing the application that we previously submitted to Treasury to participate in the SBLF (which our application was pending as of the date hereof).

Because Croghan will not be participating in the SBLF, the Board of Directors has determined that there is no immediate need to amend the Articles to authorize the issuance of preferred shares. Accordingly, the Board of Directors has cancelled the Special Meeting of Shareholders which was scheduled to be held on August 9, 2011.

We certainly apologize if the cancellation of the Special Meeting has created any inconvenience for you.

Thank you for your continued support of Croghan Bancshares, Inc. and The Croghan Colonial Bank.

By Order of the Board of Directors,

Rick M. Robertson President and Chief Executive Officer